Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of CardConnect Corp. on Form S-1, of our report dated January 26, 2016, with respect to our audits of the financial statements of CardConnect Corp. (formerly known as FinTech Acquisition Corp.) as of October 31, 2015 and 2014 and for the years then ended, and our report dated May 4, 2016, with respect to our audits of the financial statements of FTS Holding Corporation and Subsidiaries as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, which reports appear in the prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

August 25, 2016